EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT B:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3
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EXHIBIT A:
Harris Insight Funds Trust (the "Trust")
77 C

Harris Insight Funds
Result of Special Meeting of Shareholders(Unaudited)

A Special Meeting of the Shareholders of the Harris Insight
High Yield Select Bond Fund (the "Select Fund") was held on
Tuesday, May 11, 2004 at which 88.701% of the outstanding shares of the Select Fund entitled to vote were present by proxy. At the meeting of the shareholders, 100% of the shares of the Select Fund present by proxy voted to approve an Agreement and Plan of Reorganization providing for the sale of all of the assets of the Select Fund to, and the assumption of all liabilities of the Select Fund by, the Harris Insight High Yield Bond Fund (the "High Yield Fund") in return for shares of the High Yield Fund and the distribution of such shares to the shareholders of the Select Fund in complete liquidation of the Select Fund.



EXHIBIT B:
Harris Insight Funds Trust (the "Trust")
77O


NAME OF ISSUER
Comstock Resources Inc. 3/1/12 (205768AF1)-Senior Notes
DATE OF PURCHASE
2/18/2004
FROM WHOM PURCHASED
Bank of America Securities
SYNDICATE MEMBERS
Bank of America, Commercia Sec, Fortis Capital Corp, Harris
Nesbitt, Union Bank
UNIT PRICE PAID*
100.00

NAME OF ISSUER
Rogers Wireless Inc. 3/1/14 (77531QAC2)-Senior Secured
DATE OF PURCHASE
2/17/2004
FROM WHOM PURCHASED
Citigroup
SYNDICATE MEMBERS
Citigroup, CIBC World Mkts, Harris Nesbitt, JPMorgan,
Morgan Stanley, RBC Dain Rauscher, Scotia Capital, SG
Cowen, TD Secs, Tokyo-Mitsubishi
UNIT PRICE PAID*
100.00

NAME OF ISSUER
Carmike Cinemas 2/15/14 (143436AF0)-Senior Notes
DATE OF PURCHASE
1/29/2004
FROM WHOM PURCHASED
Goldman Sachs
SYNDICATE MEMBERS
Goldman Sachs, Bear Stearns, Harris Nesbitt,
Jefferies & Co, UBS
UNIT PRICE PAID*
99.13

*For each purchase shown on the above report, as required by the 10f-3 Procedures adopted by the Trust:

(a) the securities purchased were sold in an Eligible Rule 144A Offering,

(b) the securities were purchased prior to the end of the first day on which any sales were made, at a price not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering,

(c) the Fund relied on written statements made by the underwriter or seller of the security through which the Fund purchased the securities,

(d) the securities were part of a firm commitment underwriting,

(e) the commission, spread or profit received by the principal underwriters was reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities being sold during a comparable period of time,

(f) the issuer of each security had been in continuous operation for not less than three years, including operations of any predecessors, at the time of purchase,

(g) the amount of securities of any class of each issue purchased for the Fund did not exceed 25 percent of the total of (1) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers (as defined in Rule 144A(a)(1)), plus (2) the principal amount of the offering of such class in any concurrent public offering, and

(h) the Fund did not purchase the securities directly or indirectly from any Affiliated Underwriter or any affiliate thereof except insofar as Rule l0f-3 and the Procedures provide otherwise concerning a syndicate manager.